EXHIBIT 23
Consent of the Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-106146, 333-107343, 333-109523 and 333-160322 on Form S-3 and Nos. 333-106148, 333-106479, 333-124289, 333-132858, 333-142298 and 333-159236 on Form S-8 of Mindspeed Technologies, Inc. of our report dated November 24, 2009 (February 19, 2010 as to the effect of the October 3, 2009 adoption of the new accounting standard requiring retrospective application described in Note 6), relating to the financial statements and financial statement schedule of Mindspeed Technologies, Inc. and subsidiaries, (which report expressed an unqualified opinion and included an explanatory paragraph regarding the retrospective adjustment to the consolidated financial statements for the adoption of Accounting Standards Codification Subtopic 470-20, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)) appearing in this Current Report on Form 8-K of Mindspeed Technologies, Inc. filed on February 19, 2010.
DELOITTE & TOUCHE LLP
Costa Mesa, CA
February 19, 2010